Exhibit 3.1

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

The Second Amended and Restated Bylaws of Birner Dental Management Services, Inc. (the “Bylaws”) are hereby amended, effective as of June 20, 2018, as follows:

1.	To replace the first sentence of Article V, Section 1 of the Bylaws in its entirety with the following language:

“The executive officers of the Corporation shall consist of a President, a Secretary and Treasurer, each of whom shall be appointed annually by the Board of Directors.”

2.	To replace Article V, Section 3 of the Bylaws in its entirety with the following language:

Section 3. CHAIRMAN OF THE BOARD. The Corporation shall have a Chairman of the Board who is not an officer of the Corporation. The Chairman of the Board shall, when present, preside at all meetings of the Board and of shareholders of the Corporation and have such other duties as the Board may from time to time determine. The Chair of the Board shall be elected by the Board of Directors and shall be a member of the Board of Directors.